Exhibit 4.15l

                                                    Date: September 18, 2001






Douglas H. Yaeger (as Chairman of the Board, President and Chief Executive Officer of Laclede Gas Company), and Gerald T. McNeive, Jr. (as Senior Vice President - Finance and General Counsel of Laclede Gas Company), pursuant to resolutions adopted by the Board of Directors on August 28, 1986, which resolutions, among other things, granted to any two executive officers who hold one of the following offices: Chairman of the Board; President; Executive Vice President; or Senior Vice President; the authority to amend any or all of the benefit plans and/or related trust agreements of the Company (collectively the "Plans") to the extent such amendments deal with changes necessary or appropriate: (1) to comply with, or obtain the benefit of, applicable laws and/or regulations, as amended from time to time; (2) to reflect minor or routine administrative factors; (3) to clarify the meaning of any of the provisions of the Plans; and/or (4) to evidence changes in then existing Plans to reflect the interrelationship thereof with newly adopted Plans or amendments to Plans, which newly adopted Plans or amendments affect the terms of such other then existing Plans; do hereby amend the Missouri Natural Gas Division of Laclede Gas Company Dual Savings Plan as set forth in the attached exhibit, such amendment to be effectuated and evidenced by our signatures on said exhibit.

             AMENDMENTS TO THE MISSOURI NATURAL GAS DIVISION OF
             --------------------------------------------------
                    LACLEDE GAS COMPANY DUAL SAVINGS PLAN
                    -------------------------------------


1. Effective February 1, 1998, paragraph (e) of Section I is hereby amended to read as follows:

         "(e) "Trustee" means that corporation designated by the Company from time to time to act as Trustee under the Trust Agreement, as specified in Section X."

2. Effective April 15, 1998, paragraph (h) of Section I is hereby amended to read as follows:

         "(h) "Participant" means an Eligible Employee, or former Eligible Employee, who has enrolled in the Plan and who has an Account which has not been fully distributed. A Participant may be either a Physical Worker or a Clerical Worker."

3. Effective February 1, 1998, a new unnumbered paragraph is hereby added at the end of paragraph (o) of Section I to read as follows:

         "In the event that an individual who was not classified as an Employee or a common-law employee is legally reclassified as an Employee or a common-law employee of the Company, such Employee shall only first be considered to be an Employee at the time of such reclassification, or, if later, at the time that such individual is initially treated as an Employee or common-law employee on the payroll records of the Company."

4.       Effective November 1, 1998, subparagraphs (1) and (4) of paragraph
         (p) of Section I are hereby amended to read as follows:

         "(1) Pre-Tax Deposit Account means the subaccount that holds the Participant's Pre-Tax Deposits plus increment and decrement thereon. Effective November 1, 1998, the Pre-Tax Deposit Account may also include a Physical Worker's Post-Tax Deposit Account in accordance with paragraph (g) of Section IV."

         "(4) Pre-Tax Match Account means the subaccount that holds the Company contributions that matched Participant Pre-Tax Deposits plus the increment and decrement on such contributions. Effective November 1, 1998, the Pre-Tax Match Account may also include a Physical Worker's Post-Tax Match Account in accordance with paragraph (g) of
                  Section IV."

5. Effective November 1, 1998, paragraph (v) of Section I is hereby amended to read as follows:

         "(v) "Pre-Tax Deposits" means amounts withheld, prior to income taxation, from a Participant's Earnings, pursuant to an Earnings Deferral Agreement between the Participant and the Company, and deposited in the Participant's Pre-Tax Deposit Account under the Plan. Beginning November 1, 1998, Pre-Tax Deposits may also


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

                  include a Physical Worker's Post-Tax Deposits which have been transferred in accordance with paragraph (g) of
                  Section IV."

6. Effective April 15, 1998, paragraphs (aa) and (bb) are hereby added to Section I and, effective February 1, 1998, paragraphs (cc) and
         (dd) are hereby added to Section I, to read as follows:


         "(aa) "Physical Worker" means an Employee of the Missouri Natural Gas Division of the Company who is covered under the collective bargaining agreement between the Missouri Natural Gas Division of Laclede Gas Company and the Oil, Chemical and Atomic Workers International Union, Local Union No. 5-884, and whose job classification is other than as cashier or assistant cashier.

         (bb) "Clerical Worker" means an Employee of the Missouri Natural Gas Division of the Company who is covered under the collective bargaining agreement between the Missouri Natural Gas Division of Laclede Gas Company and the Oil, Chemical and Atomic Workers International Union, Local Union No. 5-884, and whose job classification is as cashier or assistant cashier.

         (cc) "Investment Manager" means any entity designated by the Company to direct the investment and reinvestment of one, or more, of the investment funds subject to the Trust Agreement. The Company shall have the authority to confirm or deny the appointment of any Investment Manager.

         (dd) "Valuation Date" means any day that the New York Stock Exchange is open for business or any other date chosen by the Committee."

7. Effective April 15, 1999, paragraph (a) of Section IV is hereby amended in its entirety, to read as follows:

         "(a)     Participant Matchable Deposits. Participant Matchable
                  ------------------------------
                  Deposits for each Plan Year shall be made in one percent (1%) increments with a minimum of two percent (2%) and a maximum of seven percent (7%) of Earnings. A Clerical Worker shall designate the Participant Matchable Deposits as either Pre-Tax Deposits for credit to the Pre-Tax Deposit Account or as Post-Tax Deposits for credit to the Post-Tax Deposit Account whichever he designates. The entire Participant Matchable Deposit for any Plan Year must be credited to only one of these accounts; it may not be split between them. Beginning November 1, 1998, a Physical Worker's Participant Matchable Deposits shall only consist of Pre-Tax Deposits for credit to the Pre-Tax Deposit Account. The Participant's designated percentage (and account as applicable to a Clerical Worker) shall apply until changed and may be changed as of any succeeding Anniversary Date provided such change is communicated in writing to the Committee prior to such date. The then current designated percentage shall be automatically applied to any change in Earnings."

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

8. Effective April 15, 1999, paragraph (c) of Section IV is hereby amended in its entirety, to read as follows:

         "(c)     Participant Non-Matchable Deposits. Each Participant, in
                  ----------------------------------
                  addition to the deposit under paragraph (a) of this
                  Section IV, may designate additional deposits up to eight percent (8%) of his Earnings in any Plan Year for credit to his deposit accounts. Beginning November 1, 1998, a Clerical Worker must designate the portion of his Participant Non-Matchable Deposits which are Pre-Tax Deposits to be credited to his Pre-Tax Deposit Account and/or which are Post-Tax Deposits to be credited to his Post-Tax Deposit Account. Beginning November 1, 1998, a Physical Worker's Participant Non-Matchable Deposits shall be Pre-Tax Deposits credited to his Pre-Tax Deposit Account."

9.       Effective February 1, 1998, subparagraphs (1) and (2) of paragraph
         (d) of Section IV are hereby amended in their entirety, to read as follows:

         "(1)     "Additions" means the total of:

                  (i)      Company Contributions allocated to a
                           Participant's Company Contribution Account for such Limitation Year, plus

                  (ii) for Limitations Years after September 30, 1987, the Participant's contribution to his
                           "Participant Deposit Account" under the Missouri Natural Gas Division of Laclede Gas Company Savings Plan, Pre-Tax Deposit Account and Post-Tax Deposit Account.

         (2) The amount of such Additions with respect to any Participant for any Plan Year shall not exceed the lesser of

                  (i) Thirty thousand dollars ($30,000) (or such greater amount allowed by the Secretary of Treasury for cost of living increases after September 2, 1974), or

                  (ii) Twenty-five percent (25%) of the Participant's Earnings, excluding for this purpose for Plan Years beginning before 1998, any compensation deferred by said Participant as Pre-Tax Deposits under this Plan for such Plan Year.

                           In applying the foregoing limitation, the Committee shall take into account all defined contribution plans of the Company."

10. Effective November 1, 1998, paragraph (g) of Section IV is hereby amended in its entirety to read as follows:

         "(g)     Investment Elections - Post-Tax. Beginning November 1,
                  -------------------------------
                  1998, additional Post-Tax Deposits may be made only by Clerical Workers.

                  Beginning November 1, 1998, Physical Workers have the options outlined below for the balance of their pre-November 1, 1998 Post-Tax Deposits, Post-Tax Match


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

                  Contributions and applicable earnings on both. A Physical Worker may elect to have his Post-Tax Deposit Account and Post-Tax Match Account invested effective November 1, 1998 as a Pre-Tax Deposit Account and Pre-Tax Match Account under the terms of paragraph (h) of this section or he may elect to withdraw the balance of his Post-Tax Deposit Account on November 1, 1998, in accordance with paragraph
                  (b) of Section VII. Alternatively, a Physical Worker who fails to elect to have his Post-Tax Deposit Account and Post-Tax Match Account invested as a Pre-Tax Deposit Account and Pre-Tax Match Account under the terms of paragraph (h) of this section may either withdraw his Post-Tax Deposit Account prior to November 1, 2002 in accordance with paragraph (b) of Section VII, or his Post-Tax Deposit Account and Post-Tax Match Account will be invested after November 1, 2002 as a Pre-Tax Deposit Account and Pre-Tax Match Account under the terms of paragraph (h) of this section. Such Post-Tax Deposits which are invested as Pre-Tax Deposit Accounts remain subject to taxation as Post-Tax Deposits as required by the Code.

                  Prior investment elections by each Participant under the Missouri Natural Gas Division of Laclede Gas Company Savings Plan will remain in effect at the outset of this Plan. A Clerical Worker Participant may elect to have his Post-Tax Deposits and his Post-Tax Match Contributions invested either:

                  (1)      100% in fixed income obligations; or

                  (2)      100% in a diversified equity portfolio; or

                  (3)      100% in short term investments; or

                  (4) 50% each in any two of the three categories specified in subparagraphs (1), (2) or (3) of this sentence.

                  Notwithstanding any provision in this Plan to the contrary, the Trustee shall also receive as soon as administratively feasible after the execution of this Plan, those amounts in the Participant's "Participant Deposit Account" and "Company Contribution Account" under the Missouri Natural Gas Division of Laclede Gas Company Savings Plan to be held, invested and managed in the Participant's Post-Tax Deposit Account and Post-Tax Match Account, respectively, under this Plan, and in accordance with prior investment elections by each Participant under the Missouri Natural Gas Division of Laclede Gas Company Savings Plan.

                  The foregoing investments (and any investment made pursuant to paragraph (h) of this Section IV) in any or all instances may include, but shall not be limited to, investments in collective or commingled funds qualified under the provisions of Code Section 401(a) and exempt under the provisions of Code Section 501(a), as such Code sections may be from time to time amended or renumbered.

                  A Clerical Worker Participant may change any such election to a subsequent election to operate prospectively with respect to such Participant's Post-Tax Deposits and Post-Tax Match Contributions, which subsequent election may from time to time be made as of any Anniversary Date, provided that each such subsequent election (effective on such Anniversary Date) shall be made by giving thirty (30) days prior written notice to the Committee. Any such change in election will not affect the investment of the Clerical Worker's Post-Tax Deposit Account balance or Post-Tax Match Account balance. A new Clerical Worker Participant shall file his initial election when he enrolls. After an election has been made, it will be followed until changed in writing."

11. Effective November 1, 1998, paragraph (h) of Section IV is hereby amended in its entirety to read as follows:

         "(h)     Investment Elections - Pre-Tax. Effective November 1,
                  ------------------------------
                  1998, a Participant may elect to have his Pre-Tax Deposits and Pre-Tax Match Contributions invested in the following investment categories:

                  (1)      fixed income obligations;

                  (2)      diversified equity portfolios;

                  (3)      short-term investments;

                  (4)      Common Stock of Laclede Gas Company.

                  Such Pre-Tax Deposits and Pre-Tax Match Contributions may be allocated among the various investment funds in one percent (1%) increments. The allocation among the various investment funds for current contributions may be changed a maximum of once per month.

                  A Participant may change any such election to a subsequent election to operate prospectively with respect to such Participant's Pre-Tax Deposits and Pre-Tax Match Contributions, which subsequent election may from time to time be made as of any Anniversary Date, provided that each such subsequent election (effective on such Anniversary Date) shall be made by giving thirty (30) days prior written notice to the Committee. A new Participant shall file his initial election when he enrolls. After an election has been made, it will be followed until changed in writing.

                  Either with or without changing his investment election with respect to future Pre-Tax Deposits and Pre-Tax Match Contributions, a Participant may, by giving thirty (30) days prior written notice to the Committee, direct that his Pre-Tax Deposit Account balance and Pre-Tax Match Account balance be invested as soon as practicable on or after the intended effective date in one or more of the above investment funds, in one percent (1%) increments, as provided in this paragraph (h). The valuation of the Participant's Accounts as of the end of the day immediately preceding the intended effective date of such investment direction shall be controlling for purposes of implementing the investment direction. A change in investment direction under this paragraph (h) made be made only two (2) times per month.

                  Notwithstanding any provision in this Plan to the contrary, investment elections, changes or transfers, loans and certain other decisions or elections by a Participant under this Plan affecting his Pre-Tax Deposit Account and/or Pre-Tax Match Account may be accomplished by electronic or telephonic means which are not otherwise prohibited by law and which are in accordance with procedures and/or systems approved or arranged by the Committee or its delegate expressly for that purpose.

                  Participant investment directions which a Participant originates electronically or by telephone pursuant to this Section of the Plan will be effective no later than on the first Valuation Date following the date on which the Participant originated the election."

12. Effective February 1, 1998, paragraphs (k) and (l) are hereby added to Section IV to read as follows:

         "(k)     Valuation of Shares. The value of a fractional Share for
                  -------------------
                  purposes of this Section shall be based on the value of a full Share at the closing price per Share on the New York Stock Exchange on the Valuation Date which is one day prior to distribution.

         (l)      Unit Valuations. The Committee may establish unit values
                  ---------------
                  for one or more investment funds, or portion thereof, and maintain each Participant's interest in such investment fund in units in accordance with such rules and procedures as the Committee deems appropriate. To the extent that unit accounting is utilized for any investment fund or portion thereof, the value of a Participant's interest in the investment fund at any time shall be an amount equal to the value of a unit of such investment fund multiplied by the number of units then credited to the Participant plus such portion of the Participant's interest in such investment fund which is not accounted for in units."

13.      Effective November 1, 1998, a new paragraph (f) is hereby added to
         Section VI to read as follows:

         "(f) A Physical Worker Participant shall be vested 100% in the balance of his Pre-November 1, 1998 Post-Tax Match Account as of November 1, 1998."

14. Effective November 1, 1998, paragraph (a) of Section VII is hereby amended in its entirety to read as follows:

         "(a)     Withdrawal from Participant Pre-Tax Deposit and/or Pre-Tax
                  ----------------------------------------------------------
                  Match Accounts. A Participant may, after attaining age
                  --------------
                  59-1/2, withdraw all or any portion of his Pre-

                  Tax Deposit or Pre-Tax Match Accounts at any time by giving written notice to the Committee. Prior to attaining age 59-1/2, a Participant who satisfies the Plan's financial hardship requirements may withdraw all or any portion of the Participant's Pre-Tax Deposit Account, but exclusive of related earnings and amounts previously distributed due to hardship. Application for hardship and a demonstration of the existence of such financial hardship must be made to the satisfaction of the Committee. Within thirty (30) days after receipt of such notice and proof of hardship, the Committee shall direct the Trustee to make the appropriate distribution.

                  A withdrawal satisfies the Plan financial hardship requirements of paragraph (a) of this Section VII if it is made on account of an immediate and heavy financial need of the Participant, and it is necessary to satisfy, and does not exceed, such financial need. Federal tax will be withheld on hardship withdrawals at a rate of twenty percent (20%); state or local income taxes will be withheld at the Participant's request. The amount required for hardship may be increased to include the necessary taxes but cannot exceed the amount available for hardship as provided in this paragraph (a). A hardship withdrawal will not be granted if such financial hardship may be relieved in full by borrowing such amount as allowed under this paragraph (a) and Section VII(e).

                  A withdrawal will be deemed to be made on account of an immediate and heavy financial need of the Participant if the withdrawal is on account of one or more of the following:

                  (1) Incurred medical expenses or expenses to obtain medical care for the Participant, the Participant's spouse or any dependents of the Participant.

                  (2) Payment of tuition, related educational fees, and room and board expenses, for the next twelve (12) months of post-secondary education for the Participant, or the Participant's spouse, children or dependents.

                  (3) The cost of buying the principal residence of the Participant, not including making mortgage payments.

                  (4) The cost of preventing an eviction or mortgage foreclosure on the principal residence of the Participant.

                  (5)      Other special circumstances creating a
                           significant financial need essential to the welfare of the Participant or his immediate family.

                  The hardship withdrawal application shall include a signed statement of the facts demonstrating financial hardship and any other facts or documents required by the Committee. The withdrawal shall be made from each investment fund Account or Accounts in the same proportion as the investment fund Account balances bear to each other. If the Participant is married, the application must be signed by both the Participant and his/her spouse; the spouse's consent must acknowledge the effect of the request for hardship withdrawal; and the spouse's consent must be witnessed by a Plan representative or a notary public. The spousal consent shall not be required if the Participant provides the Committee with satisfactory evidence that such consent cannot be obtained because he/she does not have a spouse; the spouse cannot be located; or such other circumstances as are prescribed by Treasury Regulations. Any consent by a spouse shall be effective only with respect to such spouse. For the purpose of determining whether the hardship withdrawal is necessary to satisfy a financial need of a Participant, the Committee may reasonably rely on the Participant's representation that the need cannot be fully relieved by:

                  (1)      insurance or other reimbursement;

                  (2) reasonable liquidation of assets if this does not itself create a hardship;

                  (3)      cessation of contributions to the Plan; or

                  (4) other distributions or nontaxable loans from Company plans or from commercial sources on reasonable commercial terms.

                  If a Participant who has one outstanding loan applies for a hardship withdrawal and if the amount of the Participant's financial hardship is not in excess of the additional loan amount allowable under Section VII(e), then the Participant shall borrow such additional amount by applying for a second loan from the Plan instead of taking a hardship withdrawal.

                  If a Participant has two outstanding loans and applies for a hardship withdrawal, such hardship withdrawal may be permitted up to the amount of the hardship and subject to the limitations of this paragraph (a). If a Participant has one outstanding loan and if the amount of the Participant's financial hardship exceeds the maximum loan amount allowable under Section VII(e), then a hardship withdrawal may be permitted up to the amount of hardship and subject to the limitations of this paragraph (a).

                  A Participant who receives a hardship distribution, as provided in this paragraph (a), or who has an outstanding loan and receives an additional loan to relieve a hardship, as provided in this paragraph (a), shall not be permitted to make Pre-Tax Deposits and/or Post-Tax Deposits pursuant to this Plan until the first payroll date of the calendar month following the expiration of a twelve (12) month period after receipt of either such hardship distribution or such new loan in lieu of the hardship distribution. The Participant must give the Committee at least thirty (30) days advance notice to resume Pre-Tax Deposits and/or Post-Tax Deposits."

15.      Effective February 1, 1998, subparagraph (2) of paragraph (e) of
         Section VII is hereby amended in its entirety to read as follows:

         "(2) The loan may be applied for over the telephone, shall be evidenced by a Promissory Note on a form available from the Committee, shall bear interest at a rate comparable to the prevailing interest rate charged by commercial lenders for similar loans, shall be secured by the Participant's Pre-Tax Deposit and Pre-Tax Match Accounts, and shall be repayable in installments, by payroll deductions, over a period not to exceed 234 weeks from the date of such loan, or not to exceed 494 weeks in the case of a loan for the purchase of the Participant's primary residence. If the Participant is on unpaid leave, payments must be made monthly and must be received by the Committee no later than three (3) workdays before the first calendar day of the month for which the payment is being made. The Note shall be subject to repayment in whole or in part at any time without premium or penalty. Partial repayment can be made only once in a Plan Year and must be in full increments of the current payment amount. Notes shall become due and payable in full when the Participant ceases to be an Employee."

16.      Effective February 1, 1998, subparagraph (5) of paragraph (e) of
         Section VII is hereby amended in its entirety to read as follows:

         "(5) An application for a loan must be submitted at least thirty (30) days prior to the first payday of the month during which the loan is intended to be disbursed, and an approved loan shall be disbursed on the first payday of that month. Repayment through payroll deduction will begin on the second payday following the payday on which disbursement occurs. When payment is made in full satisfaction of an outstanding loan, a new loan cannot begin earlier than the third payday after payment in full of the prior loan. The dollar amounts to be loaned shall be taken from the investment Accounts in the same proportion as the investment Account balances bear to each other. No Participant may borrow any sum hereunder so long as any previous loan to such Participant remains unpaid, except as provided under paragraph (a) of this Section."

17. Effective November 1, 1998, paragraph (f) of Section VII is amended to replace the word "subsections" with the word "paragraphs".

18.      Effective November 1, 1998, the eighth sentence of paragraph (g) of
         Section VIII is hereby amended to read as follows:

         "Minimum distributions shall be withdrawn from each investment fund or funds in the same proportion as the balance of the investment funds bear to each other."

19. Effective November 1, 1998, paragraph (h) of Section VIII is hereby amended in its entirety to read as follows:

         "(h)     Deferral of Distribution. Notwithstanding the above, a
                  ------------------------
                  Participant may elect to defer his distribution until as late as the Participant's Normal Retirement Date, if the total value of the Participant's distribution is $5,000 or greater. The Participant's Account shall be set equal to his distribution entitlement and shall continue to be allocated its share of Plan investment earnings during such deferral. Participant and/or spousal consent shall not be required if distribution is being made because the Participant's Account is less than $5,000."

20. Effective November 1, 1998, paragraph (j) of Section VIII is hereby amended in its entirety to read as follows:

         "(j)     Payment due to Qualified Domestic Relations Order. Payment
                  -------------------------------------------------
                  to an alternate payee pursuant to a Qualified Domestic Relations Order shall be made in one lump sum payment, as soon as administratively feasible after the Committee determines that the domestic relations order is a Qualified Domestic Relations Order (as defined in Section 414(p) of the Code), and after the Committee has delivered notice of the distribution to the alternate payee (as described by paragraph (k) of this Section), in an amount specified in such domestic relations order. Payment to an alternate payee may be made before the time the Participant's vested account balance becomes payable to the Participant.

                  To the extent the Qualified Domestic Relations Order requires payment of all or any portion of a Participant's account to an alternate payee on or after the Participant's earliest retirement age (as defined in Section 414(p) of the Code), such amount shall be segregated into a separate account for such alternate payee and shall be invested among the respective investment funds in the same ratio as the Participant's account immediately prior to such segregation, and, if directed investments are available, the alternate payee shall then be entitled to direct the investment of the segregated funds. Payment shall then be made to the alternate payee at the time and in the form specified in the Qualified Domestic Relations Order."

21. Effective November 1, 1998 a new paragraph (f) is hereby added at the end of Section XI to read as follows:

         "(f)     Administrative Delegate. The Committee shall have the
                  -----------------------
                  authority and discretion to engage an Administrative Delegate who shall perform, without discretionary authority or control, administrative functions within the framework of policies, interpretations, rules, practices, and procedures made by the Committee or other Plan fiduciary. Any action made or taken by the Administrative Delegate may be appealed by an affected Participant to the Committee in accordance with the claims review procedures provided in paragraph (i) of Section XV. Any decisions which call for interpretations of Plan provisions not previously made by the Committee shall be made only by the Committee. Administrative Delegate means one or more persons or institutions to whom the Committee has delegated certain administrative functions pursuant to a written agreement."

22.      Effective November 1, 1998, the second sentence of paragraph (a) of
         Section XIV is hereby amended to replace the word "subsection" with the word "paragraph".

23.      Effective November 1, 1998, the second sentence of paragraph (d) of
         Section XV is hereby amended to replace the word "subsections" with the word "paragraphs".

24. Effective November 1, 1998, the third sentence of subparagraph (1) of paragraph (h) of Section XV is hereby amended to replace the word "subsection" with the word "paragraph".





                                   /s/ GERALD T. MCNEIVE, JR.
                                   --------------------------
                                   Title:  Senior Vice President - Finance
                                           and General Counsel




                                   /s/ D. H. YAEGER
                                   ----------------
                                   Title:  Chairman, President and
                                           Chief Executive Officer

             AMENDMENTS TO THE MISSOURI NATURAL GAS DIVISION OF
             --------------------------------------------------
                    LACLEDE GAS COMPANY DUAL SAVINGS PLAN
                    -------------------------------------


1.       Effective April 15, 2001, the first sentence of paragraph (a) of
         Section IV is hereby amended to read as follows:

         "Participant Matchable Deposits for each Plan Year shall be made in one percent (1%) increments with a minimum of two percent (2%) and a maximum of eight percent (8%) of Earnings."

2.       Effective April 15, 2001, the first sentence of paragraph (c) of
         Section IV is hereby amended to read as follows:

         "Each Participant, in addition to the deposit under paragraph (a) of this Section IV, may designate additional deposits up to seven percent (7%) of his Earnings in any Plan Year for credit to his deposit accounts."





                                     /s/ GERALD T. MCNEIVE, JR.
                                     --------------------------
                                     Title:  Senior Vice President - Finance
                                             and General Counsel




                                     /s/ D. H. YAEGER
                                     ----------------
                                     Title:  Chairman, President and
                                             Chief Executive Officer